                                 HI QUARTERLY

    Houston Industries Incorporated        1996 Third Quarter Report


SPECIAL SHAREHOLDERS MEETING SET FOR DECEMBER 17

Houston Industries (HI) will hold a special shareholders meeting at 2 p.m., Central Standard Time, December 17 in the auditorium of Houston Industries Plaza to vote on the company's proposed acquisition of NorAm Energy Corp. (NorAm). NorAm shareholders are scheduled to meet earlier the same day.

  In August, the boards of directors of both HI and NorAm voted unanimously to merge the two companies. The agreement calls for HI to merge into HL&P, which will be renamed Houston Industries. NorAm will become subsidiary of Houston Industries. Proxy statements were mailed beginning November 4 to holders of record on October 18.

  "It's very important for shareholders who can't attend the meeting to return their proxy cards as soon as possible," stressed Steve Naeve, HI senior vice president and chief financial officer. "Unlike some other routine shareholder issues where a simple majority vote is required, two-thirds of all outstanding share must be cast in favor of the merger for it to be approved. If you don't vote, in essence, that counts as a vote against the merger."

  Meanwhile, progress has been made toward obtaining the various regulatory approvals needed to close the transaction. At the state level, the utility regulatory commissions in Oklahoma and Arkansas have approved the merger. Approvals are also needed in three other states where NorAm has regulated natural gas distribution operations: Louisiana, Minnesota and Mississippi. The companies have also filed for approval with four municipalities, including the city of Houston, where NorAm has franchise agreements which require municipal consent. Two municipalities have approved the merger. The other two have not acted. Documents have also been filed with the Securities and Exchange Commission, the Federal Trade Commission, the Justice Department and the Federal Energy Regulatory Commission.

  For replacement of lost proxy cards or additional information about the merger, call the company's proxy solicitor, Morrow & Co., at their toll-free number 1-800-662-5200 or Houston Industries Investor Services at 1-800-231-6406 or 713-207-3060.

BRIDGING THE GAP

  [A photograph of a crane installing a new railroad bridge is omitted.] In a move designed to make HL&P's electric rates more competitive, the Company is constructing a nine-mile, $24 million railroad spur that will allow competing rail transportation companies to deliver coal to the W.A. Parish power plant. The spur is being constructed adjacent to the Burlington Northern Santa Fe line which is currently the only line serving the W.S Parish power plant. The photo shows a construction crane installing one of four spans for the new railroad bridge which crosses the Brazos River near the city of Thompsons. HL&P currently ships 10.5 million tons of coal to W.A Parish every year at an approximate transportation cost of $190 million. HL&P's existing transportation contracts expire at the end of 1996 and first quarter 2000. The rail spur is expected to be completed in the first quarter of 1997. While fuel and related transportation costs are passed directly through to customers and do not affect earnings, the company is always looking for ways to make its electric rates more competitive. HL&P expects to save $50 to $70 million per year in transportation costs as a result of this project.

EARNINGS FROM CONTINUING OPERATIONS
SHOW MODEST IMPROVEMENT


  Houston Industries Incorporated (HI) reported consolidated earnings from continuing operations of $240 million or $.98 per share for the third quarter of 1996, compared to $236 million or $.95 per share for the third quarter of 1995. The third quarter of 1996 included no significant nonrecurring gains or charges, but the comparable period of 1995 included an after-tax gain of approximately $618 million or $2.49 per share related to the gain on the sale of KBLCOM. Reported earnings for the third quarter of last year were $854 million or $3.44 per share.

  Consolidated earnings of $369 million or $1.49 per share for the first nine months of 1996 and $372 million or $1.50 per share for the twelve months ended September 30, 1996 reflect non-recurring charges of $67 million and $85 million, respectively. These charges were taken in connection with the settlement of litigation claims discussed below and the potential loss associated with HI Energy's investment in two tire-to-energy plants in Illinois. Earnings for the comparable periods of 1995 were $1.1 billion or $4.45 per share and $1.1 billion or $4.50 per share, respectively, including a $709 million or $2.86 per share gain on the sale of HI's cable television subsidiary and charges related to Houston Lighting & Power Company's (HL&P) rate case settlements.

  After adjusting for one-time gains and charges, year-to-date earnings would have been $436 million or $1.76 per share this year compared to $399 million or $1.61 per share last year, and earnings for the twelve months ended September 30, would have been $458 million or $1.85 per share in 1996 compared with $450 million or $1.82 per share in 1995. The increase in earnings for these periods, after adjusting for one-time items, is due primarily to strong sales at HL&P HI's principal subsidiary, and dividend income from the Time Warner securities which HI received as part of the sale of its cable television subsidiary.

  HL&P reported net income after preferred dividends of $240 million for the third quarter of 1996 compared with $241 million for the same period last year. Weather had a slightly favorable impact for the quarter when compared to a normal year. However, base revenues were reduced by about $38 million when compared to the third quarter of 1995 which was extremely hot. Continued economic growth in the service area offset this effect, and total kilowatt hour sales for the calendar quarter grew by about 2 percent.

  HL&P's earnings for the nine and twelve months ended September 30, 1996 were $374 million and $408 million, respectively, compared to $417 million and $435 million for the same periods of 1995. The decrease in HL&P's earnings for the nine-and twelve-month periods resulted from a $62 million after-tax charge taken in the first quarter of 1996 in connection with settlements of litigation claims relating to the South Texas Project (STP).

  HL&P's year-to-date and twelve-months-ended earnings also reflect pre-tax write downs of its investment in STP of $38 million and $59 million, respectively, compared with $29 million for both periods of last year. In addition, HL&P began amortizing its investment in certain lignite reserves in 1996 amounting to $16 million for both the year to date and twelve months ended September 30, 1996. The write downs are allowed under the terms of HL&P's 1995 rate settlement.


[GRAPH - HI Third Quarter Earnings from Continuing Operations (in millions)]

                1995 - $236 Million        1996 - $240 Million


CORRECTION

The last edition of HI Quarterly contained errors in the charts comparing electric rates in the 10 most populous cities in the United States. The industrial rate comparison was correct. Houston has the lowest average industrial rate of the 10 most populous cities in the country. However, the order of the cities on the industrial rate comparison was inadvertently repeated on the residential and system-average charts at a late stage in the approval process. Unfortunately we did not discover the error until after the publication had already been mailed.

  While Houston has some of the lowest electric rates of large U.S. cities, they are not the lowest in all categories. For residential and system-average rates, Houston's rates are second-lowest of the 10 most populous U.S. cities. San Antonio has the lowest electric rates in these two categories. We regret the error. Corrected versions of the rate charts that were published in the Second Quarter 1996 Report are available by calling toll-free 1-800-231-6406 or
(713) 207-3122.

HOUSTON INDUSTRIES FINANCIAL AND OPERATING HIGHLIGHTS



                                Quarter ended
                                September 30,                Change

                          1996                  1995
                          --------------------------         ------


HI
Total assets (000s)       $12,135,842    $11,971,228         +1.4%
Book value/share               $16.78         $16.98         -1.2%

HL&P
Customers                   1,528,259      1,497,302         +2.1%

Kilowatt-hour sales (000s)
   Residential              6,800,370      6,650,310         +2.3%
   Commercial               4,281,798      4,173,138         +2.6%
   Firm Industrial          6,576,544      6,215,676         +5.8%


DIRECT
INVESTING-
SO EASY IT'S
AUTOMATIC


  Houston Industries now offers the easiest way ever to invest - Automatic Investing. This new service offers a convenient, safe and manageable way to buy Houston Industries stock. You tell us when and how much you want to invest, and we'll automatically deduct that amount from your checking or savings account monthly or quarterly.

  If you select the monthly investment option, Automatic Investing will begin approximately 30 days after we receive your authorization form. If you decide to invest quarterly, investments will be made on your behalf in March, June, September and December. In both cases, funds are transferred two business days prior to the investment date which is generally the 10th of the month. The minimum investment is $50 per transaction, and the maximum is $120,000 per year. To change your investment amount or banking information or to cancel Automatic Investing, just notify us in writing or by fax two weeks prior to the change.

  To sign up, call Investor Services at 1-800-231-6406 or in Houston, (713) 207-3060. We will send you an Automatic Investing - Cash Draft Authorization form. Just fill out the form and return it along with a voided check or deposit slip. It's that simple.

                                   HIPOINTS


                 JORDAN RECEIVES WETLANDS CONSERVATION AWARD

        Houston Industries Chairman and CEO Don Jordan was honored by the Houston Chapter of Ducks Unlimited with the Wetlands Conservation Award at its annual dinner in October. The award was given for HI's participation in a wetland development project at the South Texas Project. The effort is the first-ever joint venture between industry and Ducks Unlimited under the Texas Prairie Wetlands Project which is supported at the state level by the Texas Parks & Wildlife Department, U.S. Fish & Wildlife Service, and the U.S.D.A. Natural Resources Conservation Sevice. The objective of the project is to assist the North American Waterfowl Management Plan to reach its goal of 100 million waterfowl in the fall flight. A 110 acre tract at the nuclear power plant will be flooded to provide shallow water habitat for both migrant and resident species of waterfowl and shorebirds. HL&P personnel will monitor and manage the site as part of an overall conservation plan at STP.

          PLANS FOR SOUTH TEXAS PROJECT OPERATING COMPANY PROCEEDING

        A steering committee, comprised of South Texas Project (STP) Executive Vice President Bill Cottle and senior managers from HL&P and the other three co-owners, has been formed to establish an independent operating company at STP in early 1997. The steering committee developed objectives and principles that formed the basis of draft agreements between the owners and the new company. Functional teams are resolving human resources, accounting, financial, technical, legal and regulatory issues. On August 23, a request was filed with the Nuclear Regulatory Commission to add the operating company to the plant's operating license. HL&P has served as STP project manager throughout the plant's construction and eight years of operation. Earlier this year, the four co-owners agreed to establish a separate operating company to run the 2,500 megawatt nuclear plant which is located near Bay City, Texas.

                      STOCK REPURCHASE PROGRAM SUSPENDED

        The stock repurchase program approved by the Houston Industries Board of Directors was suspended on October 30, as required by Securities and Exchange Commission rules, in connection with the special shareholders meeting set for December 17. Earlier this year, the board authorized stock repurchases totaling $450 million. Since the repurchase program began in mid-June, the company has repurchased approximately 15.6 million shares at a total cost of $352 million.

                            NEW SUBSIDIARY FORMED

        A new Houston Industries subsidiary, HL&P Energy Services Company (HLPES), has been formed to provide retail energy services which go beyond the traditional business of providing electric service. HL&P Energy Services developed from one of the two unregulated strategic business units formed in February of this year as part of a major corporate restructuring.

        Since its formation, HLPES has signed in excess of $4 million in contracts to perform a variety of services related to electric distribution systems, power quality, lighting and performance contracting. In addition, HLPES has launched a home appliance protection program. The new company supports Houston Industries' strategy for creating a national presence as a total energy service provider.

        HLPES recently signed a major energy technology performance contract with the University of Houston. Initially, the company will provide energy efficiency consulting services including a detailed audit and upgrade recommendations. If the university accepts the recommendations, HLPES will provide turn-key installation of the upgrades and a guarantee that energy cost savings will fund the project. In a separate agreement, Sears has selected HL&P for a regional energy alliance where the company will provide a broad range of services designed to improve the energy efficiency of Sears' facilities, reduce operating costs and develop plans for future energy supply options. HLPES will be involved in fulfillment of the Sears energy alliance.

--------------------------------------------------------------------------------

Houston Industries Incorporated and Subsidiaries
STATEMENTS OF CONSOLIDATED INCOME
(Thousands of Dollars)
(Unaudited)

                                                        Quarter Ended            Nine Months Ended        Twelve Months Ended
                                                         September 30,             September 30,             September 30,
                                                    -----------------------   -----------------------    -----------------------
                                                       1996          1995        1996          1995         1996          1995
                                                    ----------   ----------   ----------   ----------    ----------   ----------
Revenues:
     Electric ..................................... $1,230,298   $1,171,789   $3,142,234   $2,896,180    $3,926,351   $3,664,832
     Other  .......................................     15,521       13,149       41,769       33,839        57,806       35,906
                                                    ----------   ----------   ----------   ----------    ----------   ----------
              Total  ..............................  1,245,819    1,184,938    3,184,003    2,930,019     3,984,157    3,700,738
                                                    ----------   ----------   ----------   ----------    ----------   ----------
Expenses:
     Electric:
              Fuel  ...............................    319,548      269,159      817,835      691,226     1,005,757      888,225
              Purchased power .....................     71,762       50,160      224,078      166,570       291,002      270,853
              Operation and maintenance  ..........    206,747      228,913      637,561      645,092       858,639      863,393
              Taxes other than income taxes .......     63,280       62,227      191,148      197,793       239,245      257,958
     Depreciation and amortization  ...............    130,909      127,148      389,767      343,630       524,171      443,840
     Other  .......................................     18,769       25,428       65,063       64,858       122,634       77,157
                                                    ----------   ----------   ----------   ----------    ----------   ----------
              Total  ..............................    811,015      763,035    2,325,452    2,109,169     3,041,448    2,801,426
                                                    ----------   ----------   ----------   ----------    ----------   ----------
     Operating Income   ...........................    434,804      421,903      858,551      820,850       942,709      899,312
                                                    ----------   ----------   ----------   ----------    ----------   ----------

Other Income (Expense):
     Litigation settlements  ......................                              (95,000)                   (95,000)
     Allowance for other funds used during
       constuction.................................        911        1,676        3,093        6,319         4,533        7,855
     Time Warner dividend income  .................     10,403        9,730       31,208        9,730        41,610        9,730
     Interest Income  .............................        142        3,102        2,436        5,764         6,446       10,210
     Other - net  .................................      8,419        1,074        5,463      (10,501)       (3,413)     (11,670)
                                                    ----------   ----------   ----------   ----------    ----------   ----------
              Total  ..............................     19,875       15,582      (52,800)      11,312       (45,824)      16,125
                                                    ----------   ----------   ----------   ----------    ----------   ----------

Interest and Other Charges:
     Interest on long-term debt ...................     68,610       75,178      208,861      204,436       283,917      270,561
     Other interest  ..............................     11,048        2,777       22,096       21,454        22,227       28,020
     Allowance for borrowed funds used
       during construction  .......................       (583)        (943)      (1,939)      (3,881)       (2,749)      (6,002)
     Preferred dividends of subsidiary  ...........      5,372        6,772       17,318       23,207        24,066       31,809
                                                    ----------   ----------   ----------   ----------    ----------   ----------
              Total  ..............................     84,447       83,784      246,336      245,216       327,461      324,388
                                                    ----------   ----------   ----------   ----------    ----------   ----------
Income from Continuing Operations Before
     Income Taxes  ................................    370,232      353,701      559,415      586,946       569,424      591,049
Income Taxes ......................................    130,208      117,840      190,797      193,976       196,376      192,240
                                                    ----------   ----------   ----------   ----------    ----------   ----------
Income from Continuing Operations  ................    240,024      235,861      368,618      392,970       373,048      398,809

Discontinued Operations (Net of Income Taxes):
     Gain (Loss) on Sale of Cable Television
        Subsidiary  ...............................                 618,088                   708,695          (571)     708,695
     Income from Discontinued Cable Television
        Operations ................................                                                                        4,831
                                                    ----------   ----------   ----------   ----------    ----------   ----------
Net Income  ......................................  $  240,024   $  853,949   $  368,618   $1,101,665    $  372,477   $1,112,335
                                                    ==========   ==========   ==========   ==========    ==========   ==========
Earnings Per Common Share ........................  $     0.98   $     3.44   $     1.49   $     4.45    $     1.50   $     4.50
Dividends Declared Per Common Share  .............  $    0.375   $    0.375   $    1.125   $    1.125    $     1.50   $     1.50
Weighted Average Common Shares Outstanding (000) .     245,889      247,894      247,664      247,546       247,794      247,364

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report of Houston Industries Incorporated. The information furnished is given in response to your request for information concerning the Company and not in connection with any sale or offer for sale of, or solicitation of an offer to buy, any securities.

--------------------------------------------------------------------------------

HOUSTON INDUSTRIES INCORPORATED                              -----------------
P.O. Box 4567                                                    BULK RATE
Houston, Texas 77210                                         U.S. POSTAGE PAID
                                                                HOUSTON, TX
                                                              PERMIT NO. 3108
                                                             -----------------